Exhibit 99.1

Uranium Resources, Inc. Announces Commencement of Vasquez Production,
      Current Operating Plans and Quotation of Its Common Stock
                      on the OTC Bulletin Board

    LEWISVILLE, Texas--(BUSINESS WIRE)--Oct. 18, 2004--Uranium Resources, Inc. ("URI") (OTCBB:URIX)(Pink Sheets:URIX) announced today that it has commenced uranium production at its Vasquez in-situ leach property. URI expects Vasquez to produce 300,000 to 350,000 pounds of uranium in 2004. The first sales are scheduled for the fourth quarter of 2004, with 231,000 pounds scheduled for delivery. With these 2004 deliveries, we have eliminated the Company's need to secure the previously disclosed $2.2 million of inventory financing requirements in 2004. In 2005 we expect to deliver between 414,000 and 459,000 pounds, with 600,000 pounds scheduled for delivery in each of the years 2006 through 2008. The 2004 deliveries, all of the 2006 through 2008 deliveries, and 300,000 pounds of the deliveries in 2005 are subject to quantity flexibility, allowing, at the option of the buyer an increase or decrease to their deliveries by 15%.
    Paul K. Willmott, Chairman and President of the Company stated that the Company's uranium production at Vasquez marks a milestone in the Company's history. Through the dedication and perseverance of URI's employees and investors, URI has been able to weather the extended downturn of the uranium marketplace in the late 1990's and early 2000's to emerge again as a strong and growing Company. Production from Vasquez is the first step in URI's plan to bring on additional uranium projects in South Texas and New Mexico.
    Mr. Willmott stated that the Company is pursuing plans for the development of its existing property at Kingsville Dome in South Texas with the goal to bring that property into production in mid to late 2005 and also to develop its Churchrock property in New Mexico, possibly as early as 2007. Mr. Willmott stated that the Company is engaged in exploratory discussions with a number of sources regarding the funding to finance these projects. Mr. Willmott stated that the Company is positioned to capitalize on the continuing strength in the uranium marketplace.
    URI also announced that beginning October 15, 2004 shares of its common stock ($0.001 par value) became eligible and began quotation on the OTC Bulletin Board under the symbol URIX. Currently the Company's shares are quoted on both the OTC Bulletin Board and the Pink Sheets.
    This press release contains "forward-looking statements." These include, without limitation, statements relating to future mining plans, production and other such matters. The words "expect," "anticipate," "estimate," or "plan" and similar expressions identify forward-looking statements. Such statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. The Company does not undertake to update, revise or correct any of the forward-looking information. Factors that could cause actual results to differ materially from the Company's expectations expressed in the forward-looking statements include, but are not limited to, the following: industry conditions; volatility of uranium prices; operational risks; potential liabilities, delays and associated costs imposed by government regulation (including environmental regulation); inability to raise the funds for the substantial capital expenditures required to fund operations; and risks related to exploration and developmental drilling. For a more complete explanation of these various factors, see "Cautionary Statements" included in the Company's latest Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.
    Uranium Resources, Inc. is a Dallas area-based uranium-mining company whose shares are quoted on the OTC Bulletin Board under the symbol URIX. The Company specializes in in-situ solution mining and holds substantial uranium mineralization in South Texas and New Mexico.

    CONTACT: Uranium Resources, Inc.
             Paul K. Willmott or Thomas H. Ehrlich, 972-219-3330